Exhibit 8.1

As of December 31, 2002

LIST OF SUBSIDIARIES

The following is a list of our subsidiaries (which are also the names under which they do business).  The jurisdiction of incorporation of these subsidiaries is Portugal unless otherwise indicated.

EDP – Gestão da Produção de Energia (“EDP Produção”)

Companhia Portguesa de Produção de Electricidade, S.A. (“CPPE”)

HDN-Energia do Norte, S.A.

HIDROCENEL-Energia do Centro, S.A.

Rede Eléctrica Nacional, S.A. (“REN”)

EDP-Distribuição Energia, S.A. (“EDPD”)

EDINFOR-Sistemas Informaticos, S.A. (“EDINFOR”)

Electricidade de Portugal Internacional, S.A.

Iven, S.A. (incorporated in Brazil)

EBE-Empresa Bandeirante de Energia, S.A. (incorporated in Brazil)

ONI SGPS – Sociedade Gestora de Participações (“ONI”)

Hidrocantábrico – Hidroeléctrica del Cantábrico S.A. (incorporated in Spain)

Escelsa – Espirito Santa Centrais Eléctricas S.A. (incorporated in Brazil)

Enersul – Empresa Energética do Mato Grasso do Sul S.A. (incorporated in Brazil)